Exhibit 99.4
Item 3. Legal Proceedings
   Chapter 11 Proceedings
     As discussed in Exhibit 99.1, on January 12, 2009, Tronox Incorporated, and certain of its subsidiaries (collectively, the “debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 Cases are being jointly administered under the caption [In re Tronox Incorporated, et al., Case No. 09-10156 (ALG)] (the “Chapter 11 Cases”). The debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. As of the date of the Chapter 11 filing, virtually all pending litigation against the company (including the actions described below) is stayed as to the company, and absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, also subject to certain exceptions, to recover on prepetition claims against the debtors. At this time it is not possible to predict the outcome of the Chapter 11 Cases or their effect on our business or the actions described below. As required under our DIP Credit Agreement, the company has commenced a process to attempt to sell all or substantially all of its assets.
   Germany Insolvency Petition
     On March 13, 2009, the company’s German subsidiaries, Tronox GmbH and its wholly owned subsidiary, Tronox Pigments GmbH, filed applications with the Insolvency Court in Krefeld, Germany, to commence insolvency proceedings. On the date of the filing, the company did not expect these subsidiaries would be able to pay 90% of their debts with available cash in three weeks time. Therefore, without a prospect to remedy this issue, the managing directors deemed the subsidiaries would be cash flow insolvent, one of the two possible prerequisites of insolvency protection under the German Insolvency Code. An interim administrator has been appointed to oversee the operations. The company does not intend to petition for self-administration during the insolvency proceedings and thus, expects to relinquish management control over these subsidiaries.
   Savannah Plant
     On September 8, 2003, the Environmental Protection Division of the Georgia Department of Natural Resources (the “EPD”) issued a unilateral Administrative Order to our subsidiary, Tronox Pigments (Savannah) Inc., claiming that the Savannah plant exceeded emission allowances provided for in the facility’s Title V air permit. On October 8, 2003, Tronox filed an Administrative Appeal of the Administrative Order. On September 19, 2005, the EPD rescinded the Administrative Order and filed a Withdrawal of Petition for Hearing on Civil Penalties. Accordingly, the proceeding on the merits of the Administrative Order and the administrative penalties was dismissed, without prejudice. After dismissal of the Administrative Order, representatives of the EPD, the Environmental Protection Agency (“EPA”) and Tronox continued with their discussions regarding a resolution of the alleged violations, with the EPA taking the lead role in these discussions. On December 6, 2006, the EPA informed Tronox Pigments (Savannah) Inc. that it had submitted a civil referral to the U.S. Department of Justice (the “DOJ”) with respect to the air quality issues and for matters stemming from an EPA led Resource Conservation and Recovery Act (“RCRA”) Compliance Evaluation Inspection (“CEI”) that occurred in January 2006. Prior to the filing of any formal action, the DOJ has agreed to a series of settlement negotiations to determine if the matter can be resolved. Tronox Pigments (Savannah) Inc. provided the EPA with data related to its position on proposed civil penalties. Discussions regarding the offer of settlement and compromise are ongoing. EPA issued an Air Quality Notice of Violation (“NOV”) to the company on August 15, 2008. The NOV related to the previously alleged Title V air permit violations. The company responded to the NOV with a request that EPA reevaluate the basis for the allegations and withdraw the NOV.
     On December 19, 2008, the DOJ filed a complaint in the Southern District of Georgia alleging all previously noticed violations at the facility including violations of the Clean Air Act (“CAA”), RCRA, CERCLA, and the Clean Water Act. On April 3, 2009, the court approved a stay until June 11, 2009, that was mutually agreed between the parties. If we are unable to reach a resolution of this matter through settlement discussions, we will vigorously defend against the claims.

   Hamilton Plant
     The EPA and the Mississippi Department of Environmental Quality (“MDEQ”) conducted a RCRA CEI at the Hamilton facility during April 2006. In November 2006, the EPA transmitted to the facility a copy of its RCRA CEI Report and Sampling Report, which identified a number of alleged violations of the Mississippi Hazardous Waste Management Regulations. In March 2007, the facility provided a written response to EPA concerning the alleged violations. In November 2007, the DOJ informed Tronox that the EPA, Region 4, had referred the alleged violations to the DOJ for civil enforcement. The Parties met in January 2008 to discuss the alleged violations and potential settlement of the matter. Settlement discussions with the DOJ and EPA are ongoing.
   New Jersey Wood-Treatment Site
     Tronox LLC was named in 1999 as a potential responsible party (“PRP”) under CERCLA at a former wood-treatment site in New Jersey at which the EPA is conducting a cleanup. On April 15, 2005, Tronox LLC received a letter from the EPA asserting it was liable under CERCLA as a former owner or operator of the site and demanding reimbursement of costs expended by the EPA at the site. The letter made demand for payment of past costs in the amount of approximately $179 million, plus interest. The EPA informed Tronox LLC that as of December 5, 2006, project costs are approximately $244 million, and that it would consider resolving the matter for $239 million. Tronox LLC did not operate the site, which had been sold to a third party before Tronox LLC succeeded to the interests of a predecessor in the 1960s. The predecessor also did not operate the site, which had been closed down before it was acquired by the predecessor. Based on historical records, there are substantial uncertainties about whether or under what terms the predecessor assumed any liabilities for the site. In addition, it appears there are other PRPs who should be liable for the cleanup. Tronox LLC, Tronox Worldwide LLC, Tronox Incorporated, Kerr-McGee Worldwide Corporation and the EPA entered into an agreement to toll the statute of limitations (“tolling agreement”) on March 28, 2006, and submitted the matter to nonbinding mediation. Mediation sessions and follow-up discussions were held between September 9, 2006, and August 28, 2008.
     In October 2006, Tronox issued notice letters to two other potential PRPs at the site. On November 14, 2007, two members of the U.S. Senate requested the U.S. Government Accountability Office (“GAO”) investigate EPA’s cleanup of the site. On November 28, 2007, the GAO accepted the request and indicated it would begin its investigation around February 1, 2008. On April 30, 2008, Tronox received notice that the general contractor for the Manville remediation project had sued its subcontractors and project manager for fraud, bribery and other improprieties related to the work done at the site. Investigations by the Inspector General of the EPA and the Inspector General of the Army Corps of Engineers are ongoing.
     On January 16, 2008, the EPA issued a second 104(e) request to Tronox seeking information and documents related to Kerr-McGee’s restructuring of its chemical, legacy and oil and gas entities in 2001 and 2002. Kerr-McGee’s attempted sale and eventual spin-off of its legacy and chemical businesses, and the Master Separation Agreement between the two companies. The EPA issued an identical request for information to Anadarko Petroleum Corporation for Kerr-McGee. The company has responded to the EPA’s request for information.
     Following the conclusion of mediation discussion, the EPA/DOJ filed a complaint in the United States District Court, District of New Jersey, on August 28, 2008. The EPA did not name other PRPs or Anadarko Petroleum Corporation in the lawsuit. Tronox intends to vigorously defend against the EPA’s claims.
     On June 25, 2007, the New Jersey Department of Environmental Protection (“NJDEP”) and the Administrator of the New Jersey Spill Compensation Fund sued Tronox LLC and unnamed others in Superior Court, Law Division, Somerset County, New Jersey. The plaintiffs allege defendants are responsible for releases from the Federal Creosote Superfund Site that damaged the state’s groundwater and seek natural resource damages and reimbursement of costs that the state expended at the site and other similar relief. Tronox LLC has filed an answer in the matter. NJDEP has agreed to dismiss the state court action, and has refiled its case in the United States District Court, District of New Jersey. The two cases have been consolidated.

     In connection with these consolidated actions, on February 9, 2009, Tronox LLC filed an adversary complaint against the United States and New Jersey in the U.S. Bankruptcy Court for the Southern District of New York seeking a declaration that the United States and New Jersey plaintiffs’ claims are general unsecured claims under the Bankruptcy Code that are discharged upon confirmation of a Chapter 11 plan. The parties have agreed to a standstill agreement and have asked the District Court and Bankruptcy Court to enter a temporary stay on pending court rulings and other court deadlines while discussions are held about the impact of the bankruptcy filing on this litigation and Tronox’s alleged liability at the site.
   Table Mountain Site
     On June 20, 2007, Cyprus Amax Minerals Company and Amax Research Development, Inc. filed a lawsuit against Tronox Incorporated in Colorado’s Federal District Court seeking a claim of contribution and cost recovery under CERCLA. Kerr-McGee Oil Industries, Inc. at one time owned and operated the site now known as the Amax R & D Site. The company’s operations at the site consisted of an acid-leach pilot plant and solvent extraction of uranium and potash ores. During its operations, the company generated a small quantity of tailings on-site. In 1965, the property was sold to the Colorado School of Mines Research Foundation (n/k/a Colorado School of Mines Research Institute (“CSMRI”). In 1969, CSMRI sold the property to Cyprus Amax Minerals Company. Cyprus Amax generated, relocated and stored other wastes on-site including chromium, yttrium and radioactive wastes. For several years, Cyprus Amax conducted an environmental response and cleanup action at the site. In 1998, Cyprus Amax sent a demand letter for cost recovery to Tronox and the parties subsequently entered into a tolling agreement with regard to the claims. Under that agreement, Cyprus Amax was to provide information for Tronox to use in analyzing the claims and discussing settlement. No such information was provided and, as a result, no meaningful settlement discussions occurred and the tolling agreement was terminated. To preserve its claims, Cyprus Amax filed this action. The plaintiffs claim that they have already spent in excess of $11 million in remediation costs and that Tronox is responsible for a portion of the costs. Based on historical records, there are substantial uncertainties about the plaintiff’s claim for remediation costs and the amount, if any, attributable to Tronox. On January 23, 2009, the court issued an Order of Administrative Closure of the matter.
   Forest Products
     We are defending a number of lawsuits related to three former wood-treatment plants in Columbus, Mississippi; Avoca, Pennsylvania; and Texarkana, Texas. All of these lawsuits seek recoveries under a variety of common law and statutory legal theories for personal injuries and/or property damages allegedly caused by exposure to and/or release of chemicals used in the wood-treatment process, primarily creosote. We currently believe that claims asserted in these lawsuits are without substantial merit and are vigorously defending them, except where reasonable resolutions can be achieved.
     At Columbus, Mississippi, the Maranatha Faith Center filed a state court property damage lawsuit in 2000. The church filed bankruptcy in 2003 but continues to prosecute its lawsuit. Tronox LLC moved for change of venue due to adverse publicity in the Columbus community stemming from prior litigation and settlements. In September 2006, the judge agreed with Tronox LLC and ordered the transfer of venue. On February 6, 2008, the judge reassigned the case to another judge and transferred the trial from Columbus to Starkville, Mississippi. Trial is set for April 27, 2009. Also pending in Mississippi state courts are two cases with two local businesses alleging property damage. Pending in Mississippi federal court are 238 cases filed from 2002 to 2005 that have been consolidated for pretrial and discovery purposes. While many plaintiffs have been dismissed on motions filed by Tronox LLC, over 2,000 plaintiffs remain in the consolidated action. In January 2007, the judge granted the Tronox LLC severance motion, requiring each individual plaintiff’s case to be tried separately. However, the judge excepted from his severance order two plaintiffs (one with personal injuries and the other with property damage) who were set to be tried jointly later in 2007. These cases were subsequently stricken from the court’s trial docket so that the parties could pursue mediation. On October 3, 2007, the judge entered an order dismissing the consolidated litigation without prejudice, limiting future litigation to individual cases that are not settled through mediation. The first mediation hearing, for the two plaintiffs who were set for trial in 2007, was conducted on August 26, 2008, and resulted in settlements with both plaintiffs. The second hearing, for eleven plaintiffs who claim brain cancer, was conducted on October 7, 2008, and resulted in settlements with five plaintiffs. The amount of mediation settlements totaled less than $0.1 million.
     At Avoca, Pennsylvania, 35 state court lawsuits were filed in 2005 by over 4,000 plaintiffs. The plaintiffs classified their claims into various alleged disease categories. In September 2005, the judge ordered that discovery and the first trial focus on plaintiffs who allege precancerous skin lesions. The first trial was scheduled for August 2007, but in May 2007 the parties agreed on arbitration as an alternative to this litigation. The judge approved arbitration and placed the lawsuits on an inactive docket. The first arbitration, to address plaintiffs who claim pre-cancerous skin lesions, was conducted from October 1-10, 2007, with a single arbitrator to decide whether plaintiffs’ claims should be compensated. On April 18, 2008, the arbitrator entered nine individual awards which together total $0.2 million. Tronox challenged one award and paid the other eight awards in June 2008. The second arbitration hearing for plaintiffs claiming skin cancer was conducted August 5-7, 2008. On October 2, 2008, the arbitrator entered eight individual awards. On December 31, 2008, Tronox paid a $1.0 million judgment to resolve the second arbitration. The matter is currently stayed pending the bankruptcy proceeding and no further arbitrations are scheduled.